EXHIBIT (d)(1)(A)

                                 WORLDCOM, INC.
                             1997 STOCK OPTION PLAN
                        (AS AMENDED THROUGH JUNE 8, 2001)

1. PURPOSE OF THE PLAN

The WorldCom, Inc. 1997 Stock Option Plan, as amended (the "Plan"), is intended to provide additional incentive to certain valued and trusted employees who are not officers of WorldCom, Inc., a Georgia corporation, or its subsidiaries (WorldCom, Inc. and/or its subsidiaries, as the context may require, is/are referred to herein as the "Company"), by encouraging them to acquire shares of the $0.01 par value common stock of the Company (the "Stock") through options to purchase Stock granted pursuant to the Plan ("Options"), thereby increasing such employees' proprietary interest in the business of the Company and providing them with an increased personal interest in the continued success and progress of the Company, the result of which will promote both the interests of the Company and its shareholders.

Options granted under the Plan will be non-qualified options. Each employee granted an Option (an "Optionee") shall enter into an agreement with the Company (the "Option Agreement") setting forth the terms and conditions of the Option, as determined in accordance with this Plan.

2. ADMINISTRATION OF PLAN

This Plan shall be administered by the Compensation and Stock Option Committee appointed by the Board of Directors of the Company (the "Committee"). The Committee shall have the sole power:

      a. subject to the provisions of the Plan, to determine the terms and conditions of all Options; to construe and interpret the Plan and Options granted under it; to determine the time or times an Option may be exercised, the number of shares as to which an Option may be exercised at any one time, and when an Option may terminate; to establish, amend and revoke rules and regulations relating to the Plan and its administration; and to correct any defect, supply any omission, or reconcile any inconsistency in the Plan, or in any Option Agreement, in a manner and to the extent it shall deem necessary, all of which determinations and interpretations made by the Committee shall be conclusive and binding on all Optionees and on their legal representatives and beneficiaries; and

      b. to determine all questions of policy and expediency that may arise in the administration of the Plan and generally exercise such powers and perform such acts as are deemed necessary or expedient to promote the best interests of the Company.

3. SHARES SUBJECT TO THE PLAN

Subject to the provisions of paragraph 13 below, the Stock which may be issued pursuant to Options granted under the Plan shall not exceed in the aggregate five hundred fifty-seven million two-hundred twenty-six thousand (557,226,000) shares. If any Options granted under the Plan terminate, expire or are surrendered without having been exercised in full, the number of shares of Stock not purchased under such Options shall be available again for the purpose of the Plan.

4. PERSONS ELIGIBLE FOR OPTIONS

All employees who are not officers of the Company shall be eligible to receive the grant of Options under the Plan. The Committee shall determine the employees to whom Options shall be granted, the time or times such Options shall be granted, the number of shares to be subject to each Option and the times when each Option may be exercised.


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5. PURCHASE PRICE

The purchase price of each share of Stock covered by each Option shall be set from time to time in the total discretion of the Committee.

6. DURATION OF OPTIONS

Subject to earlier termination as provided herein, any outstanding Option and all unexercised rights thereunder shall expire and terminate automatically upon the earlier of (i) the cessation of the employment of the Optionee by the Company for any reason other than retirement, death or disability; (ii) the date which is three months following the effective date of the Optionee's retirement from the Company's service; (iii) the date which is one year following the date on which the Optionee's service with the Company ceases due to death or disability; (iv) the date of expiration of the Option determined by the Committee at the time the Option is granted; and (v) the date ten (10) years and six (6) months after the granting of the Option; provided, however, that the Committee shall have the right, but not the obligation, to extend the expiry of the Options held by an Optionee whose service with the Company has ceased for any reason to a date up to the end of their original terms.

7. EXERCISE OF OPTIONS

An Option may be exercisable in installments or otherwise upon such terms as the Committee shall determine when the Option is granted. As a condition of the exercise, in whole or in part, of any Option, the Committee may require the Optionee to pay, in addition to the purchase price of the Stock covered by the Option, an amount equal to any Federal, state, local or foreign taxes that may be required to be withheld in connection with the exercise of such Option. Notwithstanding the foregoing, the Committee may authorize the Company's officers to establish procedures for the satisfaction of an Optionee's withholding tax liability incurred upon exercise of an Option by enabling the Optionee to authorize the Company to retain from the total number of shares to be issued pursuant to such Option exercise that number of shares (based on the then Fair Market Value Per Share as determined by the Committee) that will satisfy the withholding tax due.

"Fair Market Value Per Share" of the Stock shall mean: (i) if the Stock is not publicly traded, the amount determined by the Committee on the date of the grant of the Option; (ii) if the Stock is traded only otherwise than on a securities exchange and is not quoted on the National Association of Securities Dealers automated quotation system ("NASDAQ"), the closing quoted selling price of the Stock on the date of grant of the Option as quoted in "pink sheets" published by the National Daily Quotation Bureau; (iii) if the Stock is traded only otherwise than on a securities exchange and is quoted on NASDAQ, the closing quoted selling price of the Stock on the date of grant of the Option, as reported by the Wall Street Journal; or (iv) if the Stock is admitted to trading on a securities exchange, the closing quoted selling price of the Stock on the date of grant of the Option, as reported in the Wall Street Journal. For purposes of Items (i) through (iv) of this paragraph, if there were no sales on the date of the grant of an Option, the Fair Market Value Per Share shall be determined by the Committee in accordance with Section 20.2031-2 of the Federal Estate Tax Regulations.

8. METHOD OF EXERCISE

      a. When the right to purchase shares accrues, Options may be exercised by giving written notice to the Company stating the number of shares for which the Option is being exercised, accompanied by payment in full by cash, or its equivalent, acceptable to the Company, of the purchase price for the shares being purchased and, if applicable, any Federal, state, local or foreign taxes required to be withheld in accordance with the provisions of paragraph 7, above. The Company shall issue a separate certificate or certificates of Stock for each Option exercised by an Optionee.

      b. In the Committee's discretion, determined at the time the Option is granted, payment of the purchase price for the shares may be made in whole or in part with other shares of Stock of the Company which are free and clear of all liens and encumbrances. The value of the shares of Stock tendered in payment for the shares being purchased shall be the Fair Market Value Per Share on the date of the Optionee's notice of exercise.

      c. Notwithstanding the foregoing, the Company shall have the right to postpone the time of delivery of the shares for such period as may be required for the Company, with reasonable diligence, to comply with any applicable


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listing requirements of any national securities exchange or the National
Association of Securities Dealers, Inc. or any Federal, state, local or foreign law. If the Optionee, or other person entitled to exercise the Option, fails to timely accept delivery of and pay for the shares specified in such notice, the Committee shall have the right to terminate the Option with respect to such shares.

9. NONTRANSFERABILITY OF OPTIONS

      a. No Option granted under the Plan shall be assignable or transferable by the Optionee, either voluntarily or by operation of law, other than by will or the laws of descent and distribution, and, during the lifetime of the Optionee, shall be exercisable only by the Optionee.

      b. Notwithstanding the provisions of paragraph 9(a) hereof, the Committee may, in its discretion, authorize all or a portion of the Options previously granted or to be granted to an Optionee to be on terms which permit transfer by such Optionee to (i) the spouse, children or grandchildren of the Optionee ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, (iii) a partnership in which such Immediate Family Members are the only partners, or (iv) other persons or entities in the discretion of the Committee consistent with the foregoing, to the extent expressly permitted by the Committee; provided that (x) there may be no consideration for any such transfer, except to the extent expressly permitted by the Committee, (y) the Option Agreement pursuant to which such Options are granted must be approved by the Committee, and must expressly set forth transferability restrictions in a manner consistent with this paragraph 9, and
(z) subsequent transfers of transferred Options shall be prohibited except those in accordance with subparagraph (a) of this paragraph. Following transfer, any such Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of paragraphs 2(a), 7, 8, 9(a) and 14(c) hereof, the term "Optionee" shall be deemed to refer to the transferee. The events of retirement or termination or cessation of employment, engagement or service under paragraph 6 hereof shall continue to be applied with respect to the original Optionee, following which the Options shall be exercisable by the transferee only to the extent, and for the periods specified therein.

10. CONTINUANCE OF EMPLOYMENT

Nothing contained in the Plan or in any Option granted under the Plan shall confer upon any Optionee any rights with respect to the continuation of employment by the Company or interfere in any way with the right of the Company (subject to the terms of any separate employment agreement to the contrary) at any time to terminate such employment or to increase or decrease the compensation of the Optionee from the rate in existence at the time of the granting of any Option.

11. RESTRICTIONS ON SHARES

If the Company shall be advised by counsel that certain requirements under Federal, state or foreign securities laws must be met before Stock may be issued under this Plan, the Company shall notify all persons who have been issued Options, and the Company shall have no liability for failure to issue Stock under any exercise of Options because of delay while such requirements are being met or the inability of the Company to comply with such requirements.

12. PRIVILEGE OF STOCK OWNERSHIP

No person entitled to exercise any Option granted under the Plan shall have the rights or privileges of a shareholder of the Company for any shares of Stock issuable upon exercise of such Option until such person has become the holder of record of such shares. No adjustment shall be made for dividends or other rights for which the record date is prior to the date on which such person becomes the holder of record, except as provided in paragraph 13, below.

13. ADJUSTMENT


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      a. If the number of outstanding shares of Stock are increased or decreased, or such shares are exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock dividend, stock split, combination of shares, or other similar transaction, the aggregate number of shares of Stock subject to the Plan as provided in paragraph 3, above, and the shares of Stock subject to issued and outstanding Options under the Plan shall be appropriately and proportionately adjusted by the Committee. Any such adjustment in an outstanding Option shall be made without change in the aggregate purchase price applicable to the unexercised portion of the Option but with an appropriate adjustment in the price for each share or other unit of any security covered by the Option.

      b. Notwithstanding subparagraph (a) of this paragraph, upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company with one or more corporations as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the assets of the Company or the transfer of more than 80% of the then outstanding Stock of the Company to another entity or person, the Plan and any Options granted under the Plan shall terminate upon the consummation of the transaction (provided, such Options may be exercised effective simultaneously with such consummation to the extent otherwise exercisable, giving effect to any acceleration thereof by reason of such consummation), and the Committee shall have the right, but shall not be obligated, to accelerate the time in which any Option may be exercised prior to such termination, unless provision shall be made in writing in connection with such transaction for the continuance of the Plan, for the assumption of Options previously granted or the substitution for such Options with new options to purchase the stock of a successor corporation, or parent or subsidiary thereof, with appropriate adjustments as to number and kind of shares and the option price, in which event the Plan and Options previously granted shall continue in the manner and under the terms so provided; provided, however, that the Committee or the Board of Directors shall have the authority to amend this paragraph to provide for a requirement that a successor corporation assume any outstanding Options.

      c. Adjustments under this paragraph shall be made by the Committee whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan or in connection with any such adjustment.

14. AMENDMENT AND TERMINATION OF PLAN

      a. The Board of Directors of the Company may, from time to time, with respect to any shares at the time not subject to Options, suspend or terminate the Plan or amend or revise the terms of the Plan.

      b. Subject to the provisions in paragraph 13, above, the Plan shall terminate on January 2, 2007, being ten (10) years from the date of the adoption of the Plan by the Board of Directors.

      c. Subject to the provisions in paragraph 13, above, no amendment, suspension or termination of this Plan shall, without the consent of the Optionee, alter or impair any rights or obligations under any Option granted to such Optionee under the Plan.

15. EFFECTIVE DATE OF PLAN

The Plan shall become effective upon adoption by the Board of Directors of the Company.

16. TERM OF PLAN

No Option shall be granted pursuant to the Plan after January 2, 2007.


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